UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2010

OR

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

For the transition period from _____ to _____

Commission file number 0-27937
DRAGON PHARMACEUTICAL INC.
(Exact name of registrant as specified in its charter)

Florida	65-0142474
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

650 West Georgia Street, Suite 310
Vancouver, British Columbia Canada V6B 4N9
(Address of principal executive offices)

(604) 669-8817
(Issuer’s telephone number)

Not applicable
(Former address if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ X ] No [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer, accelerated filer, non accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):
[   ] Large accelerated filer [   ] Accelerated filer [   ] Non-accelerated filer [ X ] Smaller reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the (Exchange Act). Yes [   ] No [ X ]

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Common Stock, $0.001 Par Value - 67,066,418 shares as of May 15, 2010.

TABLE OF CONTENTS

PART I		FINANCIAL INFORMATION

	ITEM 1.	FINANCIAL STATEMENTS	F1-F20

	ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	1-5

	ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	5

	ITEM 4.	CONTROLS AND PROCEDURES	5

	ITEM 4T.	CONTROLS AND PROCEDURES	5-6

PART II		OTHER INFORMATION

	ITEM 1.	LEGAL PROCEEDINGS	6

	ITEM 1A	RISK FACTORS	6

	ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS	7

	ITEM 3.	DEFAULTS UPON SENIOR SECURITIES	7

	ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	7

	ITEM 5.	OTHER INFORMATION	7

	ITEM 6.	EXHIBITS	7-11

PART I

ITEM 1.	FINANCIAL STATEMENTS

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2010 AND DECEMBER 31,2009 (UNAUDITED)
Expressed in Thousands of US Dollars ($'000) Except Share Data
(Basis of Presentation – Note 1)

ASSETS	Notes	March 31, 2010	December 31, 2009

CURRENT ASSETS
Cash	18	6,690	6,397
Restricted cash	1(A),9,18	2,072	1,577
Accounts receivable, net of allowances	2	31,200	24,053
Inventories, net	3	21,909	20,540
Prepaid expenses		1,651	1,885
Due from related parties	17	1,025	1,380
Deferred income tax assets	16	42	90
Total Current Assets		64,589	55,922

PROPERTY AND EQUIPMENT, NET	4,8	129,646	118,730
OTHER ASSETS
Intangible assets, net	5	4,166	4,272
Investments –cost		15	15
Other assets	6	1,453	7,348
Deferred income tax assets	16	267	351
Total Other Assets		5,901	11,986
TOTAL ASSETS		200,136	186,638

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable		28,762	23,338
Other payables and accrued liabilities	7	57,632	51,056
Loans payable – short-term	8	32,372	32,367
Notes payable	9	2,415	2,502
Due to related parties	17	111	111
Total Current Liabilities		121,292	109,374

LONG-TERM LIABILITIES
Loans payable – long-term	8	11,264	11,262
Deferred credit	10	340	351
Total Long-Term Liabilities		11,604	11,613
TOTAL LIABILITIES		132,896	120,987

COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS’ EQUITY
Authorized: 200,000,000 common shares at par value of $0.001 each, common shares issued and outstanding 2010: 67,066,418; 2009: 67,066,418		67	67
Additional paid-in capital		62,755	49,151
Retained earnings/ (Deficit)		(9,247)	2,387
Reserves	15	5,542	5,935
Accumulated other comprehensive income		8,123	8,111
Total Stockholders’ Equity		67,240	65,651

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		200,136	186,638

The accompanying notes are an integral part of these consolidated financial statements.

F1

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in Thousands of US Dollars ($'000) Except Per Share Data

	Note	Three months ended March 31, 2010	Three months ended March 31, 2009

SALES	11	49,055	36,963
COST OF SALES		36,962	30,549
GROSS PROFIT		12,093	6,414

OPERATING EXPENSES
Selling expense		1,564	1,274
General and administrative expenses		3,614	1,548
Research and development expenses		1,046	202
Depreciation and amortization		519	364
Total Operating Expenses		6,743	3,388

INCOME FROM OPERATIONS		5,350	3,026

OTHER INCOME/ (EXPENSE)
Interest expense		(935)	(961)
Other income	10,12	106	12
Other expenses		(817)	(38)
Total other expenses		(1,646)	(987)

INCOME FROM CONTINUING OPERATIONS BEFORETAXES		3,704	2,039

INCOME TAX EXPENSE	16	(2,128)	(592)
NET INCOME		1,576	1,447
OTHER COMPREHENSIVE INCOME
Foreign currency translation		12	74
COMPREHENSIVE INCOME		1,588	1,521

Earnings per share - basic	13	0.02	0.02

Earnings per share - diluted	13	0.02	0.02

The accompanying notes are an integral part of these consolidated financial statements.

F2

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)
Expressed in Thousands ($'000) of US Dollars Except Share Data

	Common Stock		Additional Paid-In Capital	Retained earnings/ (Deficit)		Accumulated other comprehensive income
	Shares	Amount			Reserves		Total

Balance, December 31, 2009	67,066,418	67	49,151	2,387	5,935	8,111	65,651
Other comprehensive income - foreign currency translation						12	12
Stock-based compensation			1				1
Transfer from reserve and retained earnings to : - additional Paid-in Capital: (Note 14 (C) and 15(A))			13,603	(13,210)	(393)		-
Net income for the period				1,576			1,576
Balance, March 31, 2010	67,066,418	67	62,755	(9,247)	5,542	8,123	67,240

The accompanying notes are an integral part of these consolidated financial statements.

F-3

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed inThousands of US Dollars ($ '000)

		Three months ended March 31, 2010	Three months ended March 31, 2009

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Income from continuing operations		1,576	1,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		3,011	2,498
Stock-based compensation expense		1	27
Gain on disposal of assets		15	2
Deferred income tax expense		133	32
Deferred credit		(11)	(11)
Changes in operating assets and liabilities
Accounts receivable		(6,721)	(3,381)
Inventories		(1,365)	4,654
Prepaid expenses		234	(1,892)
Accounts payable		5,420	317
Notes payable		(87)	(5,108)
Restricted cash		(494)	2,194
Amount due from related parties		159	237
Other payables and accrued liabilities		1,199	919
Net Cash provided by Operating Activities		3,070	1,935

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of long-lived assets		(9,304)	(5,922)
Government grants received in advance		-	95
Advance from Government for relocation		5,861	-
Recovery of construction deposit		1,463	-
Net Cash used in Investing Activities		(1,980)	(5,827)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayment of non-interest bearing demand loans		(1,996)	(7)
Proceeds from non-interest bearing demand loans		-	1,329
Proceeds from loans payable		8,777	4,382
Repayment of loans		(8,777)	(1,706)
Proceeds from deposit of merger plan	Note 1(A)	1,000	-
Net Cash provided by (used in) Financing Activities		(996)	3,998

EFFECT OF EXCHANGE RATE CHANGES ON CASH		199	3

NET INCREASE IN CASH		293	109
CASH AT BEGINNING OF THE YEAR		6,397	2,011

CASH AT END OF THE YEAR		6,690	2,120

Cash paid during the period for interest expense, net of capitalized interest		935	961
Cash paid during the period for income taxes		2,547	640

The accompanying notes are an integral part of these consolidated financial statements.

F-4

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Basis of presentation and accounting policies

The unaudited interim consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles. They include the accounts of Dragon Pharmaceutical Inc., which is incorporated under the laws of the State of Florida, United States, and its wholly-owned or controlled subsidiaries (collectively, the Company). Certain information and footnote disclosures required by United States generally accepted accounting principles for complete annual financial statements have been omitted and, therefore, these consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2009. In the opinion of management, these consolidated financial statements reflect all adjustments, of a normal recurring nature, necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations, and cash flows for the interim periods presented. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of those for a full fiscal year.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 1, 2010 and May 13, 2010, the date of the consolidated financial statements were available to be issued.

The accompanying unaudited interim consolidated financial statements contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $57 million as at March 31, 2010.

In addition, the Company has acquired land use right for a piece of land located in the suburban area of Datong, China, to build a 7-ACA and a Clavulanic Acid production facility with expanded capacities. It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities which are expected to be completed by the end of 2010. The government of city of Datong has indicated that it would compensate the Company in the amount of $36 million as an incentive to move 7-ACA and Clavulanic Acid production facilities to the new location (Note 4). As a result, the Company anticipates that it will need to raise $64 million to build the two new facilities. .

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Limited, Datong Investment Inc., a wholly owned subsidiary of Chief Respect Limited, and Mr. Yanlin Han, the Company’s Chairman and major shareholder. Chief Respect Limited is a Hong Kong corporation owned by Mr. Han. Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share. As at March 31, 2010, Chief Respect Limited paid $1 million to the Company as deposit for the plan of merger (Note 7). Consummation of the merger is conditional upon a number of factors. If the merger is consummated, Mr. Han will be responsible for, among other thing, providing for the financing of the relocation.

In the event that the merger is not consummated, the Company plans to seek additional equity through the conversion of some of its liabilities and expects to raise funds through private placements in order to support existing operations and finance the two new production facilities. The Company has also significantly increased production levels which is expected to generate additional cash flow under contracted supply agreements. In addition, the Company intends to continue to renegotiate and extend loans, as required, when they become due, as has been done in the past. There is no assurance that additional funds will be available for the Company on acceptable terms, if at all, or that the Company will be able to negotiate and extend the loans.

F5

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

If adequate funds are not available or not available on acceptable terms or the Company is unable to negotiate or extend its loans, the Company may be required to scale back or abandon some activities. Management believes that actions presently taken provide the opportunity for the Company to continue as a going concern. The Company’s ability to achieve these objectives cannot be determined at this time. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

(B) Recent Accounting Pronouncements

In June 2009, the FASB amended ASC 860, (formerly SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140). ASC 860 eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of ASC 860 did not have a material impact on our financial statements.

In June 2009, the FASB amended ASC 810 (formerly SFAS No.167, Amendments to FASB Interpretation No. 46). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. ASC 810 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The adoption of ASC 810 did not have a material impact on our financial statements.

In October 2009, the FASB issued guidance on revenue arrangements with multiple deliverables stating that when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. This guidance was effective for us January 1, 2011. We do not expect the application of this guidance will have a material impact on our financial position, cash flows or operating results.

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

F6

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

In January 2010, the FASB issued new standards in the ASC 820, Fair Value Measurements and Disclosures, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair- value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. We do not anticipate that this update will have a material impact on our consolidated financial statements.

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010	December 31, 2009
	($‘000)	($‘000)
Trade receivables	27,738	19,353
Receivable from government *	2,131	3,593
Other receivables	1,570	1,268
Less: allowance for doubtful accounts	(239)	(161)

Accounts receivable, net	31,200	24,053

For the three months ended March 31, 2010, the Company recorded a provision of $78,000 for doubtful accounts in the Consolidated Statements of Operations compared to a provision of $79,000 for doubtful accounts for the three months ended March 31, 2009.

As at March 31, 2010, accounts receivable of $6,670,000 and $1,391,000 are pledged as collateral for $6,145,000 (RMB42 million) loans payable (Note 8) and $1,391,000 (RMB7.1 million) notes payable (Note 9), respectively.

* The Company’s current 7-ACA and Clavulanic Acid production facilities are near their maximum capacity. Since 2007, the Company has been actively exploring additional business opportunities which may involve an investment in a new production campus. In this regard, the Company paid the deposits of $3,751,000 (RMB25.7 million) to the land bureau and various contractors for possible land and construction costs in 2007. During the year ended December 31, 2009, the local government re-organized city development plan and decided to arrange another land location to the Company (Note 4). The Government agreed to reimburse $3,593,000 (RMB24.6 million) to the Company for the costs incurred. During the three months ended March 31, 2010, the Company received $1,462,000 (RMB10 million) from the government, and the remaining balance is expected to be received by the end of the year.

F7

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 3	INVENTORIES

Inventories at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010	December 31, 2009
	($‘000)	($‘000)
Raw materials	8,219	8,283
Work-in-progress	8,356	8,103
Finished goods	5,502	4,516
	22,077	20,902
Less: provision	(168)	(362)
	21,909	20,540

As at March 31, 2010 and 2009, the Company recorded an inventory valuation provision for lower of net realizable value or cost of $168,000 and $530,000 in the Consolidated Statements of Operations and Comprehensive Income, respectively.

NOTE 4	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at March 31, 2010 and December 31, 2009:

	March 31, 2010
	Cost	Accumulated Depreciation /Provision for impairment	Net Book Value
	($‘000)	($‘000)	($‘000)
Plant and equipment	102,118	35,338	66,780
Land use rights and buildings	26,991	2,089	24,902
Motor vehicles	780	300	480
Furniture and office equipment	3,855	2,684	1,171
Construction in progress *	37,311	998	36,313
	171,055	41,409	129,646

	December 31, 2009
	Cost	Accumulated Depreciation /Provision for impairment	Net Book Value
	($‘000)	($‘000)	($‘000)
Plant and equipment	100,385	32,858	67,527
Land use rights and buildings	26,973	1,954	25,019
Motor vehicles	971	363	608
Furniture and office equipment	3,900	2,639	1,261
Construction in progress *	25,313	998	24,315
	157,542	38,812	118,730

F8

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

Depreciation expense for the three months ended the March 31, 2010 and 2009 was $ 2,863,000 and $2,455,000, respectively. Plant and Equipment with a net book value of $25.6 million is pledged as collateral for $10 million in loans payable (Note 8).

* The balance of construction in progress as at March 31, 2010 represents capital expenditures $16,991,000 for new plant, $9,218,000 for expansion of 7-ACA and bulk drugs facility, $1,136,000 for expansion of Clavulanic acid facility, $7,343,000 for utilities facilities and $2,623,000 for office building. The government of the city of Datong has intention to acquire the office building and compensate $1,625,000 for the building cost. The Company recognized a provision of $998,000 in other expenses for the year ended December 31, 2009.

The Company has acquired land use right for a piece of land located in the suburban area of the city of Datong to build the new 7-ACA and Clavulanic Acid production facilities with expanded capacities. It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities which are expected to be completed by the end of 2010 (Note 1(A)). As at March 31, 2010, the total spending for these new production facilities was $18,368,000, including $16,991,000 (RMB116 million) recorded in construction in progress and $1,377,000 (RMB9 million) recorded in other assets (Note 6).

Regarding the existing 7-ACA and Clavulanic Acid production facilities, the government of the city of Datong has indicated that it would fully compensate the Company as an incentive to move to the new location. The estimated relocation compensation is $36 million, including fixed assets (cost of land used right, building and fixtures) that cannot be relocated to the new location. The Company does not expect any loss from the relocation. Final agreement is yet to be signed with the government. The Company received $22,537,000 (RMB154 million) advance of the compensation from the government as at March 31, 2010 (Note 7).

NOTE 5	INTANGIBLE ASSETS

Intangible assets consist of the following as of March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
	($'000)	($'000)
Product licenses and permits	2,734	2,735
Production technology	3,137	3,096
Less: accumulated amortization	(733)	(587)
	5,138	5,244
Provision for impairment loss	(972)	(972)
	4,166	4,272

Amortization expense for the three months ended March 31, 2010 and 2009 was $148,000 and $43,000 respectively.

During the three months ended March 31 2010, the Company acquired production technology for bulk drugs for a total amount of $41,000. The balance will be amortized on a straight-line basis over a period of ten years.

In accordance with the estimated future cash flows, the carrying amount of product licences permits for formulation drugs are not recoverable, impairment loss of $972,000 was recognized as other expenses during the three months ended December 31, 2009.

F9

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 6	OTHER ASSETS

	March 31, 2010	December 31, 2009
	($'000)	($'000)
Prepayment for construction of new plant (Note 4)	1,377	7,150
Prepayment for equipments	76	198
Total	1,453	7,348

NOTE 7	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at March 31, 2010 and December 31, 2009 consist of the following:

	March 31, 2010	December 31, 2009
	($'000)	($'000)
Long-lived assets payable	17,852	19,232
Non-interest bearing demand loans	3,154	5,149
Advance of government grants *	1,996	1,996
Advance from government for relocation **	22,537	16,673
Payable to a stockholder***	-	145
Deposit for plan of merger (Note 1(A))	1,000	-
Accrued expenses	4,771	2,625
Value added tax payables	692	834
Income taxes payable	1,153	1,707
Other taxes payable	889	993
Deposits received from customers	3,588	1,702
	57,632	51,056

* The Company received $95,000 (RMB650,000) in 2009 and $2,187,000 (RMB16 million) in 2007 of government grants relating to the construction of a water treatment facility. According to an approval of expenditure of the project from the local provincial government in 2008, the Company reclassified $438,000 (RMB3 million) to deferred revenue and recognized on a straight-line basis as the assets is depreciated over 10 years (Note 10). Upon receipt of final approval of the completed project, the remaining balance of $1,996,000 (RMB13,650,000) will be reclassified as deferred revenue and recognized on a straight-line basis as the asset is depreciated.

** As at March 31, 2010, the Company received land relocation compensation of $22,537,000 (RMB154 million) from the government of the city of Datong (Note 4). As the occurrence and date of relocation has not been determined, the amounts have been classified as other payable and accrued liabilities.

*** This balance bears no interest and was paid off in February 2010 (Note 17).

F10

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 8	LOANS PAYABLE

	March 31, 2010	December 31, 2009
	($'000)	($'000)
RMB10 million loan payable to a bank, interest rate of 6.903% per annum, collateralized by property and equipment with a net book value of $1.8 million, due January 2010	-	1,463

RMB10 million loan payable to a bank, interest rate of 6.318% per annum, collateralized by property and equipment with a net book value of $1.8 million, due January 2010	-	1,463

RMB20 million loan payable to an unrelated third party, interest rate of 9.828% and uncollateralized, repaid in March 2010	-	2,925

RMB2.5 million loan payable to a bank, interest rate of 6.804% per annum, guaranteed by an unrelated third party, due April 2010 (Note 14(B)). Subsequent to the quarter end, the loan was repaid when due.	366	366

RMB19 million loan payable to a bank, interest rate of 5.103% per annum, collateralized by accounts receivable of $2,799,000, due June 2010 (Note 2).	2,780	2,779

RMB20 million loan payable to an unrelated third party, interest rate of 9.828% and uncollateralized, due June 2010 *	2,925	2,925

RMB20 million loan payable to an unrelated third party, interest rate of 9.828% and uncollateralized, due June 2010 **	2,925	2,925

RMB23 million loan payable to a bank, interest rate of 6.903% per annum, collateralized by accounts receivable of $3,871,000 (Note 2) , due July 2010	3,365	-

RMB36 million loan payable to a bank, interest rate of 10.458% per annum, guaranteed by an unrelated third party, due October 2010	5,266	5,265

RMB15 million loan payable to an unrelated third party, interest rate of 7.965% and uncollateralized, due November 2010 ***	2,194	2,194

F11

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

RMB48.8 million loan payable to a bank, interest rate of 6.903% per annum, collateralized by equipment with a net book value of $22 million (Note 4), due December 2010	7,139	7,137

RMB20 million loan payable to a bank, interest rate of 6.903% per annum, collateralized by property and equipment with a net book value of $3.6 million (Note 4), due January 2011	2,925	-

RMB17 million loan payable to a bank, interest rate of 5.31% per annum, guaranteed by a related party, due February 2011	2,487	2,925

RMB17 million loan payable to an unrelated third party, interest rate of 7.965% and uncollateralized, due July 2011	2,487	2,486

RMB10 million loan payable to an unrelated third party, interest rate of 9.558% and uncollateralized, due December 2011	1,463	1,463

RMB50 million loan payable to a bank, interest rate of 7.02% per annum, guaranteed by an unrelated third party, due September 2011	7,314	7,313
	43,636	43,629
Less: current maturities	32,372	32,367
	11,264	11,262

Maturities are as follows:

Fiscal year ended December 31,
2010 (for the remaining of the year)	26,960
2011	16,676
43,636

* The Company has guaranteed the third party to obtain a bank loan of $2,925,000 (RMB20 million) due June 2010. Interest on the loan is charged at 9.828%. The third party loaned the $2,925,000 to the Company and charged the same interest rate at 9.828%. According to an agreement between the third party and the Company, the Company will pay the loan balance of $2,925,000 directly to the bank upon maturity.

** The Company has guaranteed the third party to obtain a bank loan of $2,925,000 (RMB20 million) due June 2010. Interest on the loan is charged at 9.828%. The third party loaned the $2,925,000 to the Company and charged the same interest rate at 9.828%.

*** The Company has guaranteed the third party to obtain a bank loan of $2,925,000 (RMB20 million) due November 2010, interest on the loan is charged at 7.965%. The third party loaned $2,194,000 (RMB15 million) to the Company and charged the same interest rate at 7.965% (Note 14 (B)).

F12

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 9	NOTES PAYABLE

The Company has a banking facility whereby the Company has issued several non-interest bearing notes payables to several vendors totalling $1,024,000 (RMB7 million) as at March 31, 2010. The notes will be due in July 2010. These notes are collateralized by $1,072,000 of bank deposits that may only be used to repay the notes.

The Company also entered into an agreement with a bank providing a facility whereby the Company has issued several non-interest bearing notes to several vendors with a total amount of $1,391,000 as at March 31, 2009. The notes are guaranteed by the bank and which can be provided to suppliers to guarantee payment for purchases. The bank charged a fee of 0.05% on the total amount of each promissory note issued. The facility was collateralized by accounts receivable of $1,391,000 (Note 2). These notes will be due in May 2010 and July 2010.

NOTE 10	DEFERRED CREDIT

Deferred credit consisted of the following as of March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
	($'000)	($'000)
Deferred credit	438	438
Less: accumulated amortization	(98)	(87)
	340	351

The Company received government grants of $438,000 (RMB3 million) from provincial government relating to the construction of a water treatment facility in 2007. The Company obtained the final approval from the government that the Company has complied with all conditions attached to the grant in 2008. $438,000 was recorded as deferred revenue and recognized as other income on a straight-line basis as the asset is depreciated over ten years (Note 7 and Note 12).

NOTE 11	SEGMENTS

The accounting policies of the segments are the same as described in the summary of significant accounting policies in the Company’s audited consolidated financial statements for the year ended December 31, 2009. The Company evaluates segment performance based on gross profit. All sales by division were to external customers (Note 18). Sales relating to the cephalosporin division’s 7-ACA product represented approximately 22.4% and 29.6% of the total sales for the three months ended March 31, 2010 and 2009, respectively. Substantially all of the Company’s assets are located in China. The following is a summary of the Company’s segment information for the three months ended March 31, 2010 and 2009 and as of March 31, 2010 and December 31, 2009.

F13

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

	Cephalosporin Division	Penicillin Division	Total
	($'000)	($'000)	($'000)
Three months ended March 31, 2010
Sales	34,365	14,690	49,055
Gross profit	7,584	4,509	12,093
Depreciation and amortization	2,322	689	3,011
Additions to long-lived assets	1,148	7,315	8,463

As at March 31, 2010
Intangible assets	1,417	2,749	4,166
Total assets allocated to reportable segments including
intangible assets	145,115	46,259	191,374
Cash and restricted cash			8,762
Consolidated total assets			200,136

Three months ended March 31, 2009
Sales	24,409	12,554	36,963
Gross profit	2,844	3,570	6,414
Depreciation and amortization	2,020	478	2,498
Additions to long-lived assets	961	52	1,013

As at December 31, 2009
Intangible assets	1,463	2,809	4,272
Total assets allocated to reportable segments including intangible assets	134,306	44,358	178,664
Cash and restricted cash			7,974
Consolidated total assets			186,638

Geographical segments information is as follow:

	Three months ended March 31, 2010	Three months ended March 31, 2009
	($’000)	($’000)
Sales
- China	37,499	30,081
- India	8,652	3,881
- Other	2,904	3,001
	49,055	36,963

	March 31, 2010	December 31, 2009
	($’000)	($’000)
Total assets
- China	199,077	186,414
- Other	1,059	224
	200,136	186,638

F14

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 12	OTHER INCOME

Government grants

During the three months ended March 31, 2010 and 2009, the Company recognized amortization income of $11,000 and $11,000 of government grants related to the construction of a water treatment facility, respectively (Note 10).

NOTE 13	EARNINGS PER SHARE

The computations of basic and diluted earnings per share (“EPS”) for the three months ended March 31, 2010 and 2009 are as follows:

	Three months ended March 31, 2010	Three months ended March 31, 2009
In thousands of US Dollars ($,000) except share and per share data
Net Income	1,576	1,447

Weighted average shares used to compute basic EPS	67,066,418	67,066,418
Dilutive effect of stock options	1,234,152	296,044
Weighted average shares used to compute diluted EPS	68,300,570	67,362,462

Basic EPS	0.02	0.02

Diluted EPS	0.02	0.02

For the three months ended March 31, 2010 and 2009, diluted weighted average number of shares outstanding include the dilutive effect of stock options of 4,690,000 and 4,690,000, respectively, and exclude the anti-dilutive effect of stock options of 3,270,000 and 5,070,000, respectively.

NOTE 14	COMMITMENTS AND CONTINGENCIES

(A) Employee Benefits

The full time employees of Shanxi Weiqida are entitled to employee benefits including medical care, worker compensation, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries. The total provision for such employee benefits was $300,000 and $234,000 for the three months ended March 31, 2010 and 2009, respectively. The Company is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

F15

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

(B) Loan Guarantees (Note 8)

The Company has guaranteed a bank loan to a supplier in the amount of $2,194,000 (RMB15 million), due in July 2010. Interest on the loan is charged at 7.434% and the bank has the right to seek settlement from the Company for payment should the supplier fail to repay the loan. There is no recourse or possible recovery for the Company should the supplier default on its bank loan. The maximum potential amount of future payments (undiscounted) that the Company could be required to make is $2,238,000 (RMB15.30 million). The Company provided the guarantee to the supplier to maintain a good business relationship.

The Company has issued a guarantee to a bank as collateral for loans to a third party vendor of $2,486,000 (RMB17 million) due September 2011 and $3,950,000 (RMB27 million) due October 2011. Interest is charged at 9.072%. The bank has the right to seek settlement from the Company for payment should the third party vendor fail to repay the loan. The maximum potential amount of future payments (undiscounted) that the Company could be required to make is $7,335,000 (RMB50.14 million). The vendor also provided a guarantee to the Company to obtain a bank loan of $366,000 (RMB2.5 million) due April 2010 (Note 8).

The Company has guaranteed a third party to obtain bank loans of $2,925,000 (RMB20 million) due November 2010, interest on these loans is charged at 7.965%. The third party loaned $2,194,000 (RMB15 million) to the Company and charged the same interest rate at 7.965%. The Company has booked $2,194,000 (RMB15 million) as a liability as at March 31, 2010 (Note 8). The remaining balance of $731,000 (RMB5 million) was used by the third party and the maximum potential amount of future payments (undiscounted) that the Company could be required to make is $766,000 (RMB5.2 million). This third party has pledged certain property and equipment to the Company as collateral for this guarantee.

The Company has issued a guarantee of $2,925,000 (RMB20 million) to a bank as collateral for a loan to a related party, whose director is also a stockholder of the Company, due in August 2011. Interest on the loan is charged at 6.3% and the bank has the right to seek settlement from the Company for payment should the related party fail to repay the loan. There is no recourse or possible recovery for the Company should the related party default on its bank loan. The maximum potential amount of future payments (undiscounted) that the Company could be required to make is $3,180,000 (RMB22 million).

As of March 31, 2010, there were no claims pending against any of the above loans that the Company guarantees.

(C) Capital Commitments

According to the approval of the Business Bureau of Shanxi province on December 12, 2007, the total registered capital to Shanxi Weiqida, increased from $29,250,000 (RMB200 million) to $52,189,000 (RMB400 million). The Company is required to contribute the additional registered capital of $29,250,000 (RMB200 million) by paying cash of $15,503,000 (RMB106 million) and transferring $13,747,000 (RMB94 million) of retained earnings of Shanxi Weiqida within three years from November 20, 2007. As at December 31, 2009, the Company transferred $13,747,000 (RMB94 million) of retained earnings of Shanxi Weiqida to paid in capital. In accordance with an examination report issued by the China Foreign Currency Administration Bureau on March 29, 2010, Weiqida transferred its additional paid in capital of $1,900,000 (RMB13 million), retained earnings of $13,210,000 (RMB90 million) and reserve of $393,000 (RMB3 million) to paid in capital. As a result, the Company transferred a total of $29,250,000 (RMB200 million) of retained earnings and additional paid in capital of Shanxi Weiqida to registered paid in capital as at March 31, 2010, and the registered capital to Shanxi Weiqida of $52,189,000 (RMB400 million) has been fulfilled. The transfer was presented on the Company’s consolidated statements of shareholders’ equity to reflect the reinvestment of retained earnings to Shanxi Weiqida.

F16

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

(D) Operating Leases

The Company has commitments related to operating leases for property which require the following payments for each year ending December 31:

($’000)
2010 (remaining of the year)	124
2011	105
2012	48
277

The rent expense for the three months ended March 31, 2010 and 2009 was $41,000 and $300,000, respectively.

(E) Other Commitments

Capital expenditure contracted for but not yet incurred as at March 31, 2010 was $8,557,000.

NOTE 15	STOCKHOLDERS’ EQUITY

(A) Reserves

Pursuant to PRC regulations, Shanxi Weiqida is required to make appropriations to reserves funds, comprising the reserve fund, staff welfare fund and enterprise expansion fund, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriations to the reserve fund should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of Shanxi Weiqida’s registered capital. The reserve fund is established for covering potential losses. Appropriations to the staff welfare fund are at a percentage, as determined by the Board of Directors, of the after tax net income determined in accordance with the PRC GAAP.

The staff welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees. Appropriations to the enterprise expansion fund are made at the discretion of the Board of Directors. The enterprise expansion fund is established for expanding business operation. The reserve fund and enterprise expansion fund are recorded as part of shareholders’ equity but are not available for distribution to shareholders other than in liquidation, while the staff welfare fund is recorded as a liability and is not for distribution to shareholders. The appropriations to reserves are made by the Board of Directors on an annual basis.

In order to fulfill Shanxi Weiqida’s additional registered capital requirement, the Company transferred retained earnings of $13,210,000 and reserves of $393,000 of Shanxi Weiqida to registered capital during three months ended March 31, 2010. As at March 31, 2010 and December 31, 2009, Shanxi Weiqida has paid in capital of $52,189,000 (RMB400 million) and $36,983,000 (RMB294 million), respectively (Note 14 (C)).

(B) Stock Options

The Company has adopted the 2005 Stock Option Plan, effective August 13, 2005, which allows for the granting of options to Directors and Employees for a period of up to ten years.

F17

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

The Company did not grant options during the three months ended March 31, 2010 and 2009.

The following table summarizes stock options information at March 31, 2010:

Options Outstanding			Options Exercisable

Number Outstanding	Remaining Contractual Life (days)	Exercise Price	Number Exercisable	Remaining Contractual Life (days)	Exercise Price
4,690,000	46	$0.51	4,690,000	46	$0.51
3,100,000	183	$0.74	3,100,000	183	$0.74
170,000	323	$0.75	145,000	323	0.75
7,960,000	105	$0.60	7,935,000	105	$0.60

Aggregate intrinsic value of the Company’s stock options is calculated as the difference between the exercise price of the options and the quoted price of the common shares that were in-the-money. The aggregate intrinsic value of the Company's outstanding stock options as at March 31, 2010 and December 31, 2009 was $1,395,000 and $375,000, respectively. The estimated fair value of stock options vested during the three months ended March 31, 2010 was $10,000.

NOTE 16	INCOME TAXES

On March 16, 2007, the National People’s Congress of China passed “The Law of the People's Republic of China on Enterprise Income Tax” (the “Enterprise Income Tax Law”). The Enterprise Income Tax Law became effective on January 1, 2008. This new law eliminated the existing preferential tax treatment that is available to the foreign invested enterprises (“FIE”s) but provides grandfathering of the preferential tax treatment currently enjoyed by the FIEs. Under the new law, both domestic companies and FIEs are subject to a unified income tax rate of 25% starting from 2008.

In order to fulfill Shanxi Weiqida’s registered capital requirement, the Company transferred additional paid in capital of $1,900,000, retained earnings of $13,210,000 and reserves of $393,000 to registered capital during the three months ended March 31, 2010 (Note 14(C)). Withholding tax of $869,000 was paid for deemed profit distribution to the foreign investor and recorded as income tax in the Consolidated Statements of Operations and Comprehensive Income.

The effective income tax rate for Shanxi Weiqida for the three months ended March 31, 2010 and 2009 was 26.6% and 25%.

The tax effect of temporary differences that give rise to significant components of the deferred tax assets are as follows:

F18

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

	March 31, 2010	December 31, 2009
	($,000)	($,000)
Deferred tax assets /(liabilities)
Inventory	42	90
Deferred revenue	475	490
Long-term assets	(28)	32
Losses carried forward	3,078	2,731
Total deferred tax assets	3,567	3,343
Less: Valuation allowance	(3,258)	(2,902)
Net deferred tax assets	309	441
Less: deferred tax- current	42	90
Net deferred tax assets	267	351

The valuation allowance is reviewed periodically. When circumstance changes and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

NOTE 17	RELATED PARTY TRANSACTIONS

The Company supplied certain raw materials to a related party, whose director is also a stockholder of the Company, for which the Company charged $210,000 and $99,000 for the three months ended March 31, 2010 and 2009, respectively. The Company also used this party as a contract manufacturer of certain cephalosporin products for which the party charged $0 and $13,000 for the three months ended March 31, 2010 and 2009. The transactions were recorded at the exchange amount.

The balance arising from sales/purchase of goods and services are as follows:

	March 31, 2010	December 31, 2009
	($'000)	($'000)
a. Due from related parties

Due from a company whose director is also a stockholder and director of the Company	1,025	1,380
Less: current maturities	1,025	1,380
	-	-
b. Due to related parties

Due to a company whose director is also a stockholder and director of the Company	111	111
Less: current maturities	111	111
	-	-

The balances due from/to related parties bear no interest and are under normal trade repayment terms.

As at December 31, 2009, the Company had payable of $145,000 to a stockholder recorded in other payable that was subsequently paid off in February 2010 (Note 7).

F19

DRAGON PHARMACEUTICAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)
Expressed in US Dollars

NOTE 18	CONCENTRATIONS AND RISKS

76% and 81% of the Company’s revenues for the three months ended March 31, 2010 and 2009, respectively, were derived from customers located in China. During the three months ended March 31, 2010 and 2009, the Company had sales of $8,652,000 and $3,881,000 respectively to customers in India, representing 17.6% and 10.5% respectively of the Company’s revenues for the three months ended March 31, 2010 and 2009. Sales to the Company’s largest customer, a Cephalosporin Division customer, accounted for approximately 13% and 10% of the Company’s sales for the three months ended March 31, 2010 and 2009, respectively. Amounts owing from one customer represented 12% of the Company’s trade receivables at March 31, 2010.

The Company is exposed to the risk arising from changing interest rates. A detailed analysis of the Company’s Loans Payable, together with their respective interest rates and maturity dates, are included in Note 8.

The majority of the Company’s assets, liabilities, revenues and expenses are denominated in Renminbi, which was tied to the US Dollar and is now tied to a basket of currencies of China’s largest trading partners, is not a freely convertible currency. The appreciation of the Renminbi against the US Dollar would result in an increase in the assets, liabilities, revenues and expenses of the Company and a foreign currency gain included in comprehensive income. Conversely, the devaluation of the Renminbi against the US Dollar would result in a decrease in the assets, liabilities, revenues and expenses of the Company and a foreign currency loss included in comprehensive income. As at March 31, 2010, approximately US$7,718,000 of the cash and restricted cash (December 31, 2009: US$7,756,000) were held in Renminbi.

NOTE 19	FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, other payables and accrued liabilities, notes payables and loans payable approximate fair value due to the nature of these instruments.

The Company does not hold derivative financial instruments of a speculative nature. The Company is exposed to credit loss in the event of nonperformance of counterparties for accounts receivables and other receivables. The Company monitors its exposure to credit risk by using credit approvals and credit limits, as well as dealing with reputable companies. The Company does not anticipate non-performance by any of the counterparties.

NOTE 20	SUBSEQUENT EVENT

Pending Litigation

Subsequent to the quarter ended March 31, 2010, the Company was served with three complaints brought by alleged stockholders regarding the proposed merger mentioned in Note 1. The complaints were against the Company and each of its directors. The complaints allege that the directors of the Company have breached their duties to stockholders in connection with the proposed merger. The Company and its directors believe that the allegations in the complaints are without merit and intend to vigorously defend against the claims and causes of action asserted in these legal matters.

F20

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including "believes," "considers," "intends," "expects," "may," "will," "should," "forecast," or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of the Company’s future performance or results, and the Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factor. This section should be read in conjunction with the Company’s unaudited consolidated financial statements.

The following discusses the Company’s financial condition and results of operations for the three-month ended March 31, 2010 and 2009 based upon the Company’s unaudited interim consolidated financial statements which have been prepared in accordance with the United States generally accepted accounting principles. It should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto and other financial information included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.

Starting January 1, 2008, the Company has reclassified its business into two segments, consisting of the Penicillin Division and the Cephalosporin Division.

The Penicillin Division currently operates the production and sales of clavulanic acid, cefalexin and cefadroxil. Cefalexin and cefadroxil were launched and included in the Company’s product portfolio only at the beginning of 2008. Clavulanic acid is a drug that combines with penicillin group antibiotics to increase the effectiveness against bacterial resistance. Cefalexin and cefadroxil are Penicillin G downstream products that are widely used to treat urinary tract infections, respiratory tract, skin and soft tissue infections.

The Cephalosporin Division operates the production and sales of 7-ACA, bulk drugs and formulation drugs. In addition to 7-ACA, an intermediate for cephalosporin antibiotics, the Company’s current product offerings in the Division also include cephalosporin bulk drugs, such as ceftazidime, cefalotin, flucloxacillin magnesium, ceftriaxon crude powder, and formulation drugs including powder for injection for ceftriaxone, ceftazidime, cefoperazone, cefoperazone-sulbactam, cefuroxime, cefazolin, cefminox, cefonicid, cefoxitin, ceftizoxime, and pantoprazole.

Results of Operations for the Three-month Period Ended March 31, 2010 and 2009

Sales and Gross Margin Analysis

Sales for the quarter ended March 31, 2010 increased to $49.06 million from $36.96 million for the same period in 2009. $37.50 million or approximately 76% of the sales were generated from the sales of products in the Chinese market, and the remaining $11.56 million or approximately 24% were generated from the markets outside of China compared to 81% and 19% respectively during the quarter ended March 31, 2009.

For the quarter ended March 31, 2010, $14.69 million or 30% of sales were from the Penicillin Division and $34.37 million or approximately 70% of the sales were from the Cephalosporin Division. For the same period in 2009, 34% of sales were from the Penicillin Division and 66% of sales were from the Cephalosporin Division. The increase in sales for the three-month period ended March 31, 2010 as compared to the same period of prior year was primarily due to an increase in sales in clavulanic acid (27% year-over-year growth), cephalosporin bulk drugs (348% year-over-year growth) and cephalosporin formulation drugs (9% year-over-year growth), which were partially offset by the decrease of sales in cefalexin & cefadroxil.

Cost of sales for the quarter ended March 31, 2010 was $36.96 million compared to $30.55 million for the same period in 2009. The increase in the cost of sales was mainly due to the increase in production and sales of products from both Penicillin and Cephalosporin Divisions as mentioned above.

Overall gross profit for the quarter ended March 31, 2010 was $12.09 million compared to $6.41 million for the same period in 2009. The overall gross margin for the quarter ended March 31, 2010 was 24.7% as compared to 17.4% for the same period in 2009. The improvement in the overall gross margin was mainly contributed by the improvement of the gross margin for the Company’s core products such as clavulanic acid (46% gross margin for the first quarter of 2010 as compared to 43% for the same period in 2009) and 7-ACA (37% gross margin for the first quarter of 2010 as compared to 31% for the same period in 2009). Please see below for detailed analysis by division.

Divisional Revenues and Gross Margin Analysis

The Company’s businesses are currently organized under two business Divisions: the Penicillin Division and the Cephalosporin Division.

Penicillin Division

The Penicillin Division’s sales for the quarter ended March 31, 2010 were $14.69 million, accounting for 30% of the total sales of the Company. By comparison, Penicillin Division’s sales were $12.55 million for the same period in 2009, contributing 34% of the total sales of the Company. Overall gross margin for the Penicillin Division was 31% for the first quarter of 2010, a slight improvement from 28% gross margin for the same period in 2009.

The key products for the Penicillin Division are clavulanic acid, cefalexin and cefadroxil. Clavulanic acid achieved an overall growth rate of 27% in sales for the first quarter of 2010 as compared to the same period in 2009, resulting primarily from a 42% increase in sales volume but partially offset by a 10% decrease in the average price. The overall gross margin for clavulanic acid was 46% for the first quarter of 2010 as compared to 43% in the same period of 2009 which was mainly due to the continuing effort and investment to lower the production cost.

Sales for the cefalexin and cefadroxil for the first quarter of 2010 were approximately 3% lower than the same period in 2009, because of a 4% decrease in selling price despite the sales volume increased 1% year over year. The overall gross margin for these two products was -9.3% during the first quarter of 2010 as compared to -0.4% for the same period of 2009.

Cephalosporin Division

Sales for the Cephalosporin Division for the quarter ended March 31, 2010 were $34.37 million, an increase from $24.41 million during the same period in 2009. The increase in sales was mainly due to higher sales of the cephalosporin bulk drugs (348% year-over-year growth rate) as well as formulation drugs (9% year-over-year growth rate) while sales of 7-ACA for the quarter ended March 31, 2010 increased only 0.5% from the same period of 2009.

The increase of sales of cephalosporin bulk drugs was mainly contributed by approximately 460% increase in sales volume despite a 20% decrease in the average selling price. The slight increase of 7-ACA sales was due to the 27% increase in average selling price offset by 21% decrease in sales quantities compared to the same period of 2009. Such decrease in 7-ACA sales volume was because the Company used more of its production to produce downstream products and the Company wrote off a few batches of failed products produced during the first quarter of 2010. (See Operating Expenses below) The increase in the average selling price of 7-ACA was mainly driven by temporary shortage of supply in the market due to production issues experienced by several competitors during the first quarter of 2010.

Overall gross margin for the Cephalosporin Division was 22.1% for the first quarter of 2010 as compared to 11.7% for the same period in 2009. As explained above, there was 27% increase in the average selling prices of 7-ACA which led to an improvement in gross margin of 7-ACA from 31% for the first quarter of 2009 to 37% for the same period of 2010. Gross margin for the cephalosporin bulk drugs and formulation drugs were 21% and 9.2% for the first quarter of 2010 as compared to 1% and -4.8% for the same period of 2009.

Operating Expenses

Total operating expenses were $6.74 million for the quarter ended March 31, 2010. The major category of operating expenses were general and administration expenses of $3.61 million, and research and development expenses of $1.05 million, selling expense of $1.56 million, and depreciation and amortization expenses of $0.52 million. Total operating expenses were $3.39 million for the quarter ended March 31, 2009 including general and administration expenses of $1.55 million, selling expense of $1.27 million, research and development expenses of $0.20 million and depreciation and amortization expenses of $0.36 million.

The increase of $3.36 million in operating expenses for the quarter ended March 31, 2010 as compared to the same period of 2009 mainly reflects the $1.03 million increase in research & development expenses related to 7-ACA production technology and the $1.25 million write-off of certain failed 7-ACA and Cephalosporin crude bulk products produced during the quarter.

Income from Operations

During the first quarter of 2010, the Company realized $5.35 million income from operations as compared to $3.03 million for the same period in 2009. Such an increase in the income from operations was mainly due to the increase in gross profit despite partially offset by the increase in operating expense as described above.

Other Expense

     During the quarter ended March 31, 2010, the Company recognized a net other expense of $1.65 million. This amount primarily consisted of $0.94 million of interest expense and other expense of $0.82 million which was partly offset by a $0.1 million other income in form of government grant. Included in the other expense of $0.82 million was $0.59 million corporate restructuring cost. Total other expenses for the quarter ended March 31, 2009 were $0.99 million.

Income Tax Expense

The Company had $2.13 million income tax expense for the first quarter of 2010 as compared to $0.59 million for the same period of 2009. Included in the 2010 income tax expense was $0.87 million withholding tax paid to the Chinese Tax Bureau for deemed profit distribution when the Company’s operating subsidiary transferred additional paid-in capital, retained earnings and reserves to registered capital in order to fulfill its registered capital requirement under the laws in China.

Net Income

For the quarter ended March 31, 2010, the Company had a net income of $1.58 million compared to $1.45 million for the same period in 2009. The slight increase in the net income for the first quarter of 2010 compared to the same period of 2009 was due to the increase in gross profit as described above despite partially offset by the increase in operating and net other expenses as well as income tax expense.

Comprehensive Income

Including a gain on foreign currency translation of $0.01 million, the Company had a comprehensive income of $1.59 million for the first quarter of 2010, compared to a comprehensive income of $1.52 million for the same period of 2009. However, year-over-year comparison needs to take into consideration that net income for the first quarter of 2009 benefited from a $0.07 million gain on foreign currency translation. Foreign currency translation gain results from the translation of the financial statements expressed in Chinese Renminbi (RMB) to United States Dollars. The increase reflects the appreciation of the RMB relative to the United States dollar.

Net Income per Share – Basic

Company’s net income per share has been computed by dividing the net income for the period by the weighted average number of shares outstanding during the same period. The weighted average number of shares outstanding was 67,066,418 for both the first quarters of 2010 and 2009.

Net Income per share was $0.02 for both the first quarters of 2010 and 2009.

Net Income per Share – Diluted

During the first quarter of 2010, some of the stock options outstanding had a dilutive impact of the Company’s net income. The weighted average number of shares on a diluted basis was 68,300,570and 67,362,462 for the first quarter of 2010 and 2009 respectively.

Net Income per share on a diluted basis was $0.02 for both the first quarters of 2010 and 2009.

Liquidity and Capital Resources

The accompanying unaudited interim consolidated financial statements contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $56.70 million as at March 31, 2010. As of March 31, 2010, Dragon Pharma had current liabilities of $121.29 million and current assets of $64.59 million, including cash of $6.69 million, restricted cash of $2.07 million and accounts receivables of $31.20 million. The deficiency in working capital was mainly due to the use of short-term loans to finance the increase in working capital requirements as the business grows.

The Company’s current 7-ACA and clavulanic acid production facilities have reached its maximum capacity. As a result, the Company has acquired a land use right for a piece of land located in the suburban area of Datong city to build the new 7-ACA and clavulanic acid production facilities with expanded capacities. It is the management’s current estimate that a capital expenditure of $100 million will be required for these two new facilities. Regarding the existing 7-ACA and clavulanic acid production facilities, the Datong City Government has indicated that it would fully compensate the Company as an incentive to move to the new location by the end of 2010 when the new facilities are expected to be completed. The estimated relocation compensation is $36 million, including fixed assets (cost of land used right, building and fixtures) that cannot be relocated to the new location. Final agreement is yet to be signed with the government. As at March 31, 2010, the Company received $22,537,000 (RMB154 million) advance of the compensation from the Government.

On March 26, 2010, the Company entered into an Agreement and Plan of Merger by and among, Chief Respect Limited, Datong Investment Inc., a wholly owned subsidiary of Chief Respect Limited, and Mr. Yanlin Han, the Company’s Chairman, Chief Executive Officer and largest shareholder. Chief Respect Limited is a Hong Kong corporation owned by Mr. Han. Under the terms of the Agreement and Plan of Merger, Mr. Han will acquire shares of Dragon common stock not owned by him for $0.82 per share. Consummation of the merger is conditional upon a number of factors. If the merger is consummated, Mr. Han will be responsible for, among other things, providing for the financing of the relocation.

In the event that the merger is not consummated, the Company plans to raise the $64 million in order to build the two new production facilities. In addition, the Company plans to increase its working capital and renegotiate and extend loans, when they become due to allow the Company to continue operations. To meet these objectives, the Company plans to raise funds through private placements in order to build its new facilities and to support existing operations. There is no assurance that funds will be available for the Company on acceptable terms, if at all, or that the Company will be able to negotiate and extend the loans. If adequate funds are not available or not available on acceptable terms or the Company is unable to negotiate or extend its loans, the Company may be required to scale back or abandon some activities. Management believes that these proposed actions provide the opportunity for the Company to continue as a going concern. However, the Company’s ability to achieve these objectives cannot be determined at this time. As a result, these conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not include any adjustments that might result from this uncertainty.

As of March 31, 2010, the Company had current liabilities of $121.29 million as follows:

Accounts Payable	$28.76 million
Other Payables and Accrued Expenses	$57.63 million
Loans Payable - Short Term	$32.37 million
Notes Payable	$2.42 million
Due to related companies	$0.11 million

Total Current Liabilities	$121.29 million

As of March 31, 2010, the Company had outstanding short-term loans (less than one year term) totaling $32.37 million. The Company believes that it will be successful in renegotiating loans based on the assumption that the Company has enhanced its ability to generate additional cash flow from its operation since the loans were originally entered into, even though there is no assurance of renewing the loans.

Long-term Liabilities:

At March 31, 2010, the Company had long-term loan payable of $11.26 million. During the quarter ended March 31, 2010, the Company financed its operations and increased production level at its Penicillin and Cephalosporin Divisions through operating revenues, accounts payables and short-term loans. The Company intends to seek additional funding through equity financing to improve its financial position.

Item 3.	Quantitative and Qualitative Disclosure about Market Risk

Not applicable since the Company is a smaller reporting company.

Item 4.	Controls and Procedures

Item 4T.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of March 31, 2010, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective to ensure that information required to be disclosed in the Company’s periodic reports filed under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the Securities and Exchange Commission’s rules and regulations.

Changes in internal control over financial reporting.

There has been no change in the Company’s internal control over financial reporting that occurred during the Company’s first quarter ended March 31, 2010, that has materially affected, or is reasonably likely to affect, the Company’s internal control over financial reporting.

PART II.         OTHER INFORMATION

Item 1.	Legal Proceedings

On April 20, 2010, the Company, was served with a complaint filed on April 16, 2010, in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida, against it, and each of its directors. Mr. Yanlin Han, a director and Chief Executive Officer of the Company and its largest stockholder, was also named as defendant in the lawsuit, along with Datong Investment Inc. which is a company controlled by Mr. Han.

The action was brought by Mr. Kwok-Bun Ho, an alleged stockholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to stockholders in connection with the proposed merger; that the merger consideration of $0.82 per share is inadequate; and that certain terms of the Agreement relating to the non-solicitation provision and termination fee unfairly benefit Mr. Han at the expense of the other stockholders.

On May 4, 2010, the Company, was served with a complaint filed on April 30, 2010, in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, State of Florida, against the Company, and each of its directors. This is a second complaint served on the Company in Palm Beach County. Mr. Yanlin Han was also named as defendant in the lawsuit, along with Datong Investment. The action was brought by Mr. Nicholas Polihronidis, an alleged stockholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Merger Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to stockholders in connection with the proposed merger.

In addition on May 5, 2010, the Company was served with a third complaint that was filed in the Circuit Court of the Second Judicial Circuit for Leon County, State of Florida, on April 23, 2010, against the Company, each of its directors, and Datong Investment. The action was brought by Mr. Michael W. Kearney, an alleged stockholder, on behalf of himself and all others similarly situated, and relates to the proposed merger contemplated by the Agreement. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties to stockholders in connection with the proposed merger.

Each of the complaints essentially seeks similar items including, among other things, injunctive relief to enjoin the Company and directors from consummating the proposed merger, or in the alternative rescission of the proposed merger in the event the merger is consummated and rescissory damages, along with legal costs, including attorneys’ and experts’ fees.

The Company and its directors believe that the allegations in the above mentioned complaints are without merit and intend to vigorously defend against the claims and causes of action asserted in these legal matters.

Item 1.A.	Risk Factors

In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, “Item 1 Description of Business” in our Annual Report on Form 10-K for the year ended December 31, 2009, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and /or operating results.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

None

Item 3.	Defaults upon Senior Securities.

None

Item 4.	Submission of Matters to a Vote of Security Holders.

None

Item 5.	Other Information.

None

Item 6.	Exhibits

Exhibit No.

31.1	Certification by the Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act.

31.2	Certification by the Principal Accounting Officer Pursuant to Section 302 of the Sarbanes-Oxley Act.

32	Certification by the Principal Executive and Financial Officers Pursuant to Section 906 of the Sarbanes-Oxley Act.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DRAGON PHARMACEUTICAL INC.
(Registrant)

Date: May 14, 2010	/s/ Yanlin Han
Yanlin Han
Chief Executive Officer

/s/ Garry Wong
Date: May 14, 2010	Garry Wong
Chief Financial Officer

Exhibit 31.1

Section 302 Certification of Principal Executive Officer

I, Yanlin Han, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Dragon Pharmaceutical Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b.
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonable likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date: May 14, 2010	/s/ Yanlin Han
Yanlin Han
Chief Executive Officer

Exhibit 31.2

Section 302 Certification of Principal Financial Officer

I, Garry Wong, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Dragon Pharmaceutical Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b.
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonable likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date: May 14, 2010	/s/ Garry Wong
Garry Wong
Chief Financial Officer

Exhibit 32

CERTIFICATION
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
(SUBSECTIONS (a) AND (b) OF SECTION 1350, CHAPTER 63 OF
TITLE 18, UNITED STATES CODE)

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of Title 18, United States Code), each of the undersigned officers of Dragon Pharmaceutical Inc., a Florida corporation (the "Company"), does hereby certify with respect to the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31,2010 as filed with the Securities and Exchange Commission (the "Form 10-Q") that, to the best of their knowledge:

(1) the Form 10-Q fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: : May 14, 2010
/s/ Yanlin Han
Yanlin Han
Chief Executive Officer

Dated: : May 14, 2010
/s/ Garry Wong
Garry Wong
Chief Financial Officer